STATE FINANCIAL SERVICES CORPORATION

Press Release                                          Corporate Headquarters
                                                       ----------------------
For more information contact:                          10708 W. Janesville Road
Michael J. Falbo or Donna M. Bembenek                  Hales Corners, WI  53130
Telephone: (414) 425-1600                              Nasdaq Symbol: SFSW
Facsimile:   (414) 425-8939


           State Financial Services Corporation Announces Acquisition
                            and Stock Buy-Back Plans


Hales Corners, Wisconsin, (March 7, 2001) State Financial Services Corporation (the "Company") today announced that it has entered into a definitive agreement to acquire LB Bancorp Inc., the parent company of Milwaukee-based Liberty Bank, a Wisconsin banking corporation, for $12 million in cash. The Company, based in Hales Corners, Wisconsin, is the parent company of State Financial Bank, N.A. Pursuant to the terms of the definitive agreement, LB Bancorp Inc. will merge with and into the Company, and Liberty Bank will simultaneously merge with and into State Financial Bank, N.A. As part of the transaction, LB Bancorp Inc. has agreed to deliver irrevocable proxies from shareholders owning more than fifty percent of its shares outstanding to vote in favor of the merger. The companies expect that the transaction, which will be accounted for as a purchase, will be completed in the second quarter of this year.

The two banks will merge under the name State Financial Bank, N.A. and will provide 28 full-service banking locations in southeastern Wisconsin and northeastern Illinois. Currently, Liberty Bank has five locations with offices in Milwaukee, Fox Point, Whitefish Bay and New Berlin, Wisconsin.

Michael J. Falbo, President and CEO of State Financial Services Corporation, making the announcement stated "We are extremely pleased to bring our organizations together. Liberty Bank's branch network is very complementary to the communities now served by State Financial Bank. Our philosophy of community banking is very similar. We expect that the acquisition will be accretive to our consolidated earnings within the first year."

Allen L. Samson, President and CEO of LB Bancorp Inc., echoed Mr. Falbo's comments. "This is an excellent opportunity for our customers, our employees and our shareholders. As a result of the merger, our customers will have access to more locations, additional services and a broader array of financial products." Mr. Samson is equally enthusiastic about the opportunities this presents for current Liberty Bank employees. "Our employees will have more choices for advancing their careers with State Financial Services Corporation. State Financial is a larger community banking organization and therefore is able to provide expanded career options. State Financial offers internal training as well as financial support of advanced education and a number of career options in the Milwaukee area."

Mr. Samson will serve as Vice Chairman of State Financial Bank N.A. Given the significant relationship he believes Liberty Bank has with its customers, Samson emphasized that the employees are an important part of this transaction. "We value the contribution each employee has made to the success of Liberty Bank and look forward to their continued participation after the merger" Samson said.

State Financial Services Corporation also announced today that its Board of Directors has authorized, effective March 12, 2001, the repurchase of up to 5%, or approximately 450,000 shares, of the Company's outstanding common stock. Repurchases are authorized to be made from time to time in open market transactions at prevailing market prices as, in the opinion of management, market conditions warrant.


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     State Financial Services Corporation
     Press Release
     March 7, 2001


With respect to the stock repurchase, Mr. Falbo stated "We continue to believe that the current market price of our common stock does not adequately reflect our long-term business and earnings prospects. In light of the current price at which our stock is trading relative to our book value per share, earnings per share and general market and economic factors, we believe that our common stock represents an attractive investment opportunity."

State Financial Services Corporation is a financial services company operating 22 locations in southeastern Wisconsin and northeastern Illinois with a new branch due to open this spring in Elgin, Illinois. Through its banking network, the Company provides commercial and retail banking products; long-term fixed rate secondary market mortgage origination and brokerage activities. The Company also operates State Financial Insurance Agency and Lokken Chesnut & Cape, which provides asset management services. Shares of the Company's common stock are traded on the Nasdaq National Market System under the symbol "SFSW."

The Company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statements will include "believes," "anticipates," "expects," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include, but are not limited to, unanticipated difficulties in consummating the acquisition or integrating the operations of Liberty Bank, changes in interest rates, local market competition, customer loans and deposit preferences, regulation, and other general economic conditions. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.



For more information call

Michael J. Falbo       or            Donna M. Bembenek
President & CEO                      Senior Vice President, Sales & Marketing